Exhibit 23.2
                             Consent of Independent
                          Certified Public Accountants







Provectus Pharmaceuticals, Inc.
Knoxville, Tennessee


We hereby consent to the attachment to this Registration Statement of our report dated March 12, 2004 relating to the consolidated financial statements of Provectus Pharmaceuticals, Inc. which is attached to that Registration
Statement, and to the incorporation in the Registration Statement by reference of our report dated March 12, 2004, relating to the consolidated financial statements of Provectus Pharmaceuticals, Inc. appearing in the Company's annual report on Form 10-KSB for the year ended December 31, 2003. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP

BDO Seidman, LLP
Chicago, Illinois


April 5, 2004